Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 2, 2022, with respect to our audits of the balance sheets of Elevate.Money REIT I, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2021 and the period from June 22, 2020 (inception) to December 31, 2020, and the related notes to such financial statements, included in this Form 1-A Regulation A Post-Qualification Offering Statement (File No. 024-11284) dated August 11, 2022.

/s/ Baker Tilly US, LLP

Irvine, California

August 11, 2022